Exhibit 10.12

200 Minuteman Road Suite 302 Andover, MA 01810 Tel: 978-552-0900 Fax: 978-685-9562

December 6, 2004

Professor Sir Magdi Yacoub

Imperial College London

The Magdi Yacoub Institute

NHLI at Heart Science Centre

Harefield, Middlesex, UB9 6JH

United Kingdom

Dear Professor Yacoub,

I am very pleased to advise you of your election to the board of directors of TransMedics, Inc. The Company will pay you a fee for your services as a board member at the rate of $50,000 for each year that you remain a director. Payments will be made in two increments per year of $25,000 each, beginning with your signature below. We expect to hold four to five board meetings per year. In addition, the Company will reimburse you for the reasonable out-of-pocket costs and expenses incurred by you in connection with your attending or participating in full board and board committee meetings. In accordance with Company policy, we will require that you provide receipts for these out-of-pocket costs and expenses. In addition, we will require that you execute an assignment of inventions agreement with the Company (in the form attached hereto). We expect to publicly announce your election to the board of directors, including by issuing a press release.

On behalf of the entire board and employees, we are honored that you have joined TransMedics’ board of directors. Please indicate your agreement with the foregoing by signing the enclosed copy of this letter in the space provided below.

Very Truly Yours

/s/Waleed H. Hassanein

Waleed H. Hassanein

President & CEO

AGREED:

/s/Magdi Yacoub

Professor Sir Magdi Yacoub